Exhibit 10.28
APOLLO GROUP, INC.
AMENDED AND RESTATED EFFECTIVE AS OF OCTOBER 6, 2011
EXECUTIVE OFFICER PERFORMANCE INCENTIVE PLAN
I.PURPOSE OF THE PLAN
The Apollo Group, Inc. Executive Officer Performance Incentive Plan (the “Plan”) is intended to promote the interests of Apollo Group, Inc. (the “Company”) and its shareholders by establishing a compensation program to provide the Company’s executive officers with the opportunity to earn incentive awards that are tied to the achievement of specific goals relating to the financial performance of the Company and that accordingly qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

II.PLAN    STRUCTURE
A.Bonuses shall be earned under the Plan on the basis of the Company’s performance measured in terms of one or more pre-established performance objectives to be attained over a designated performance period (the “Performance Period”). Each applicable Performance Period under the Plan shall be established by the Plan Administrator and may range in duration from a minimum period of three (3) months to a maximum period of thirty-six (36) months. The initial Performance Period shall be the twelve (12)-month period coincident with the Company’s 2008 fiscal year beginning September 1, 2007 and ending August 31, 2008.
B.No Bonus shall be earned for a performance goal established for a designated Performance Period unless that performance goal is attained at the minimum threshold level. Bonus may be earned at a dollar amount in excess of the target bonus set for the Participant for a particular Performance Period if the applicable performance goals for that Performance Period are attained at an above-target level.
C.The Plan Administrator shall have the discretionary authority to reduce the actual bonus amount payable to any Participant below the amount that would otherwise be payable to that individual based solely on the attained level of the performance goals for the Performance Period to which that bonus relates. In no event, however, may the Plan Administrator increase the bonus amount payable to a Participant beyond the maximum bonus amount set for the attained level of performance.

III.PLAN ADMINISTRATION
A.The Plan shall be administered by a committee of two or more non-employee members of the Company’s Board of Directors, each of whom shall qualify as an “outside director” under Code Section 162(m) and Section 1.162-27(e) of the Treasury Regulations thereunder. Such committee in its capacity as administrator of the Plan (the “Plan Administrator”) shall have full power and authority (subject to the express provisions of the Plan) to:
a.establish the duration of each Performance Period:
b.select the eligible individuals who are to participate in the Plan for such Performance Period;
c.establish the specific performance objectives for each Performance Period at one or more designated levels of attainment and set the bonus potential for each participant at each corresponding level of attainment;
d.certify the attained level of the applicable performance goals for the Performance Period and determine, on the basis of that certification, the actual bonus for each participant in an amount not to exceed his or her maximum bonus potential for the certified level of attainment; and
e.exercise discretionary authority, when appropriate, to reduce the actual bonus payable to any participant below his or her bonus potential for the attained level of financial performance for the Performance Period.
B.The Plan Administrator shall also have full power and authority to interpret and construe the provisions of the Plan and adopt rules and regulations for the administration of the Plan.
C.Decisions of the Plan Administrator shall be final and binding upon all parties who may have an interest in the Plan or any bonus amount payable under the Plan.
IV.ELIGIBILITY AND PARTICIPATION
A.The individuals eligible to participate in the Plan shall be limited to (i) the executive officers of the Company subject to the short-swing profit liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and (ii) other key employees of the Company and its subsidiaries. The Plan Administrator shall have complete discretion in selecting the eligible individuals who are to participate in the Plan for one or more Performance Periods.

B.An individual selected for participation in the Plan for a Performance Period shall cease to be a participant and shall not be entitled to any bonus payment for that Performance Period if such individual ceases Employee status for any reason prior to the date that Performance Period ends (the “Completion Date”); provided, however, that the following participants shall receive a portion of the actual bonus to which they would otherwise have been entitled pursuant to Articles V and VI on the basis of actual performance goal attainment had they continued in Employee status through the Completion Date:
(i)    any participant who ceases Employee status prior to the Completion Date by reason of death or Disability;

(ii)    any participant whose Employee status terminates under circumstances entitling that individual to a full or pro-rata bonus pursuant to the express terms of any agreement or arrangement to which that individual and the Company are parties; and
(iii)    any participant whose Employee status terminates under special circumstances that warrant, in the Plan Administrator’s sole discretion, a pro-rated bonus award for that Performance Period.
C.In no event shall the bonus paid to any participant pursuant to subparagraph (i) or (iii) of this Paragraph IV.B exceed the dollar amount determined by dividing (a) the actual bonus to which that participant would have become entitled pursuant to Articles V and VI on the basis of the attained level of performance had he or she continued in Employee status through the Completion Date by (b) a fraction the numerator of which is the number of days such individual remained in active Employee status during that Performance Period and the denominator of which is the total number of days in such Performance Period.
D.For purposes of this Article IV, the following definitions shall be in effect:
(i)    A participant shall be deemed to continue in “Employee” status for so long as that individual remains in the employ of the Company or any subsidiary of the Company.
(ii)    A participant shall be deemed to have ceased Employee status by reason of a “Disability” if such cessation of Employee status occurs by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

(iii)    Each corporation (other than the Company) in an unbroken chain of corporations beginning with the Company shall be considered to be a “subsidiary” of the Company, provided that each such corporation (other than the last corporation in the unbroken chain) owns, at the time of determination, stock possessing more than fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in such chain.
E.A participant who is absent from active Employee status for a portion of a Performance Period by reason of an authorized leave of absence shall not be deemed to have ceased Employee status during the period of that leave. However, any bonus to which such participant may otherwise become entitled under the Plan for that Performance Period shall be pro-rated based on the portion of the Performance Period during which that individual is in active working status and not on such leave of absence, unless the Plan Administrator otherwise deems it appropriate under the circumstances to provide that individual with the full bonus that he or she would have earned for that Performance Period had there been no leave of absence.
V.DETERMINATION OF PERFORMANCE GOALS AND POTENTIAL BONUS AMOUNTS
A.    Participants shall be eligible to earn a cash bonus under the Plan for each Performance Period for which one or more performance objectives established by the Plan Administrator for that Performance Period are attained. The Plan Administrator shall, within the first ninety (90) days of each Performance Period of twelve (12) or more months duration, within the first forty-five (45) days of each Performance Period of less than twelve (12) months duration but six (6) months or more duration and within the first fifteen (15) days of each Performance Period of three (3) months duration, establish the specific performance objectives for that Performance Period. In no event may a performance objective be established at a time when there exists no substantial uncertainty as to its attainment.

B.    For each Performance Period, the performance objectives may be based on one or more of the following criteria: (i) pre-tax or after-tax net earnings or net income, (ii) sales or revenue growth, (iii) cash flow, operating cash flow or free cash flow objectives, (iv) return on assets or net assets, (v) return on stockholder equity, (vi) return on capital or invested capital, (vii) price per share of the Company’s Class A common stock or growth in such stock price per share, (viii) total stockholder return, (ix) operating margin or gross or net profit margin, (x) earnings per share, (xi) market share, (xii) operating income or pre-tax or after-tax net operating income, (xiii) operating profit or pre-tax or after-tax net operating profit, (xiv) operating earnings or pre-tax or after-tax net operating earnings, (xv) earnings or operating income before interest, taxes, depreciation, amortization and/or charges for stock-based compensation, (xvi) economic value-added models, (xvii) cost reductions, (xviii) budget objectives, (xix) litigation and regulatory resolution goals, (xx) expense control goals, (xxi) measures of student academic success, (xxii) measures of student satisfaction at one or more of the Company’s universities or throughout the Company’s university system as a whole, as formulated by the Plan Administrator and validated in one or more instances through one or more independently-conducted surveys, (xxiii) measures of faculty performance at one or more of the Company’s universities or throughout the Company’s university system as a whole, (xxiv) measures of faculty satisfaction at one or more of the Company’s universities or throughout the Company’s university system as a whole, as formulated by the Plan Administrator and validated in one or more instances through one or more independently-conducted surveys, and (xxv) measures to enhance student protection or student service at one or more of the Company’s universities or throughout the Company’s university system as a whole. In addition, such performance criteria may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group or as measured in terms of one or more of the Company’s business units or divisions or any subsidiary.
C.    Each applicable performance objective may be structured at the time of establishment to provide for appropriate adjustment for one or more of the following items: (i) asset impairments or write-downs, including impairment charges related to goodwill, intangible assets or other long-lived assets, (ii) litigation verdicts, judgments or claim settlements, (iii) the effect of changes in tax law, accounting principles or other laws, regulations or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) extraordinary nonrecurring items, including those addressed in management's discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, and any other item that is either unusual or infrequent in nature, as determined under in accordance with Accounting Standards Codification Topic 225-20 “Extraordinary and Unusual Items”, (vi) the operations of any business acquired by the Company (or any subsidiary) or of any joint venture in which the Company (or any subsidiary) participates, (vii) the divestiture of one or more business operations or the assets of the Company (or any subsidiary) or of any joint venture in which the Company (or any subsidiary) participates, (viii) the costs incurred in connection with such acquisitions or divestitures, (ix) the financial results of any businesses classified as discontinued operations for all or a portion of the applicable performance or measurement period, (x) items of income, gain, loss or expense attributable to the operations of any business acquired or divested by the Company or any subsidiary, (xi) charges for stock-based compensation and (xii) cash payments made under the Plan or in settlement of incentive awards under any other plan or program implemented by the Company or any subsidiary.

D.    In addition to the adjustments set forth in Paragraph V.C. above, should the performance objectives be tied to cash flow, operating cash flow or free cash flow objectives, then the Plan Administrator may, in establishing the applicable targets, authorize adjustments, deductions and/or exclusions with respect to one or more of the following items to the extent those items are to be utilized in the calculation of cash flow, operating cash flow or free cash flow for any or all of the fiscal years within the applicable Performance Period or any other fiscal year that serves as a base or comparative measurement year: (i) cash amounts expended in the acquisition of property, plant and equipment, (ii) cash amounts paid in connection with actual or proposed acquisitions of one or more businesses or the assets of one or more businesses, (iii) cash flows or adjusted cash flows attributable to any businesses or assets acquired or divested during the Performance Period (or other relevant measurement period), (iv) cash amounts paid as interest expense, (v) cash amounts received as interest income, (vi) cash amounts paid in connection with judgments, verdicts and settlements with respect to specified litigation matters, (vii) increases or decreases in restricted cash attributable to Title IV student funding, (viii) increases or decreases in working capital, (ix) cash flows or adjusted cash flows attributable to new businesses or entities begun by the Company or any subsidiary, (x) cash flow impact of inter-party transactions between or among the Company and one or more subsidiaries involving the acquisition, licensing or cost sharing of intangible assets.
E.    In further clarification of the various adjustments that may be made to one or more performance objectives in accordance with Paragraph V.C. above and without limiting the scope or generality of those permissible adjustments, should the performance objectives be tied to any net income, operating income or operating profit objectives, such criteria may be structured at the time of establishment to provide for appropriate adjustments with respect to one or more of the following items to the extent those items are to be utilized in the calculation of net income, operating income or operating profit for any fiscal year within the applicable Performance Period: (i) the exclusion of all acquisition costs expensed for the applicable fiscal year, whether relating to acquisitions effected during that year or any prior fiscal year, (ii) the exclusion of all income, gain or loss attributable to companies or other entities acquired during the applicable fiscal year, (iii)the exclusion of impairment charges related to goodwill, intangible assets or other long-lived assets, (iv) the exclusion of amounts expensed in connection with judgments, verdicts and settlements with respect to specified litigation matters, (v) the exclusion of stock-based compensation expense or costs, as computed in accordance with applicable accounting principles, and (vi) any other applicable adjustments authorized in accordance with the foregoing provisions of this Paragraph V.E.
F.    For each performance objective, the Plan Administrator may establish one or more designated levels of attainment, including (without limitation) threshold, target and/or above-target levels of attainment. At the time the performance objectives for a particular Performance Period are established, the Plan Administrator shall also set the bonus potential for each participant at each of the designated performance levels. Alternatively, the Plan Administrator may establish a linear formula for determining the bonus potential at various points of performance goal attainment. Under no circumstance, however, shall the aggregate bonus potential for any participant for any Performance Period exceed the applicable limitations of the Maximum Bonus Amount set forth in Paragraph VI.B.

G.    The actual bonuses to be paid for each Performance Period shall be determined by the Plan Administrator on the basis of the level at which each of the performance objectives applicable to that Performance Period is actually attained. Accordingly, each performance objective shall be measured separately in terms of actual level of attainment and shall be weighted, equally or in such other proportion as the Plan Administrator shall determine at the time such performance objectives are established, in determining the actual bonus payable to each participant for the Performance Period. By way of illustration only, if four (4) performance objectives are established for the Performance Period and weighted equally, then each of those objectives attained at target level will contribute an amount equal to twenty-five percent (25%) of the total bonus payable to the participant at target level performance, and each objective attained at above-target level will contribute an amount equal to twenty-five percent (25%) of the total bonus payable to the participant at above-target level performance. However, no bonus amount shall be payable with respect any performance objective, unless the specified threshold level for that objective is attained.
H.    The Plan Administrator shall certify in writing the actual level of attainment of each performance objective for the Performance Period before any bonuses are paid for that Performance Period.
I.    Except in the event of a Change in Control (as such term is defined in the Company’s 2000 Stock Incentive Plan), the Plan Administrator shall not waive any performance objective applicable to a participant’s bonus potential for a particular Performance Period.
VI.INDIVIDUAL BONUS AWARDS
A.The actual bonus to be paid to each participant for a particular Performance Period will be determined on the basis of the bonus potential established for that individual at the various levels of attainment designated for each of the performance goals applicable to that Performance Period. Should the actual level of attainment of any such performance goal be between two of the designated levels, then the participant’s bonus potential with respect to that performance goal will be interpolated on a straight-line basis. In no event shall any participant be paid a bonus in excess of the amount determined on the basis of the bonus potential (as so interpolated) established for the particular levels at which the performance goals are attained. However, the Plan Administrator shall have the discretion to reduce or eliminate the bonus that would otherwise be payable with respect to one or more performance goals based upon the certified level of attained performance of those goals.
B.The maximum bonus payment under the Plan (the “Maximum Bonus Amount”) that any one participant may receive for a given Performance Period shall be limited to the applicable dollar amount set forth below, subject to an overall maximum limit of Five Million Dollars ($5,000,000) per participant for any given Performance Period:
(i)     six (6) times the participant’s base salary, at the rate in effect at the start of the Performance Period, for any Performance Period with a duration of at least twenty-four (24) months;

(ii)     four (4) times the participant’s base salary, at the rate in effect at the start of the Performance Period, for any Performance Period with a duration of at least twelve (12) months but less than twenty-four months; and
(iii)    two-and-one-half times the participant’s base salary, at the rate in effect at the start of the Performance Period, for any Performance Period with a duration of less than twelve (12) months.
C.Except as otherwise provided in Paragraphs IV.B and C, no participant shall accrue any right to receive a bonus award under the Plan unless that participant remains in Employee status through the Completion Date of the Performance Period. Accordingly, no bonus payment shall be made to any participant who ceases Employee status prior to the Completion Date; provided, however, that the provisions of Paragraphs IV.B and C shall govern the bonus entitlement of participants whose Employee status terminates under the various circumstances set forth in those provisions.
D.The actual bonus which a participant earns for a particular Performance Period shall be paid pursuant to the following procedures:
(i)    As soon as administratively practicable following the Company’s release of the financial results for the fiscal period or periods coincident with the Performance Period, the Plan Administrator shall meet to certify the actual levels at which the performance goals for such period or periods have been attained and determine, on such certified levels, the actual bonus amount to be paid to each participant for that Performance Period.
(ii)    Within fifteen (15) business days following the completion of such certification and determination process, the actual bonus amount determined for each participant shall be paid, subject to the Company’s collection of all applicable federal, state and local income and employment withholding taxes.
(iii)    In no event shall the bonus payment earned for any Performance Period be made later than the fifteenth day of March of the calendar year immediately following the calendar year in which the Completion Date for that Performance Period occurs.
E.All bonus payments shall be made in cash.
VII.GENERAL PROVISIONS
A.This October 2011 restatement of the Plan shall be subject to approval by the holders of the Company’s Class B common stock. Should such shareholder approval not be obtained prior to the close of the 2011 calendar year, then no bonus payments shall be made with respect to any bonus awards based on the revisions to the Plan effected by such October 2011 restatement.

B.The Plan and all rights hereunder shall be construed, administered and governed in all respects in accordance with the laws of the State of Arizona without resort to its conflict-of-laws provisions. If any provision of the Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan shall continue in full force and effect.
C.The Plan Administrator may at any time amend, suspend or terminate the Plan, provided such action does not adversely affect the rights and interests of participants accrued to date under the Plan or otherwise impair their ability to earn a bonus award based upon the performance objectives established by the Plan Administrator for the then-current Performance Period.
D.Any amendment or modification of the Plan shall be subject to (i) the approval of the holders of the Company’s Class B common stock to the extent required under Code Section 162(m) or other applicable law or regulation and (ii) the approval of the holders of the Company’s Class A common stock but only to the extent (if any) required under applicable law or regulation or pursuant to the listing requirements of any securities exchange on which the Company’s Class A common stock is at the time listed for trading.
E.Neither the action of the Company in establishing or maintaining the Plan, nor any action taken under the Plan by the Plan Administrator, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in Employee status for any period of specific duration, and each participant shall at all times remain an Employee at-will and may accordingly be discharged at any time, with or without cause and with or without advance notice of such discharge.
F.Should a participant die before payment is made of the actual bonus to which he or she has become entitled under the Plan, then that bonus shall be paid to the executor or other legal representative of his or her estate.
G.No participant shall have the right to transfer, alienate, pledge or encumber his or her interest in the Plan, and such interest shall not (to the maximum permitted by law) be subject to the claims of the participant’s creditors or to attachment, execution or other process of law.
H.The terms and conditions of the Plan, together with the obligations and liabilities of the Company that accrue hereunder, shall be binding upon any successor to the Company, whether by way of merger, consolidation, reorganization or other change in ownership or control of the Company.
I.No amounts accrued or earned under the Plan shall actually be funded, set aside or to otherwise segregated prior to actual payment. The obligation to pay the bonuses that actually become due and payable under the Plan shall at all times be an unfunded and unsecured obligation of the Company. Participants shall have the status of general creditors and shall look solely and exclusively to the general assets of the Company for payment.

IN WITNESS WHEREOF, APOLLO GROUP, INC. has caused this Amended and Restated Executive Officer Performance Incentive Plan to be executed on its behalf by its duly-authorized officer on this 6th day of October 2011.

APOLLO GROUP, INC.

By: /s/ Sean Martin______________________________

Title: Senior Vice President, General Counsel and Secretary